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                                                                     EXHIBIT 5.1


                        [Venture Law Group Letterhead]



                                 June 2, 1997

WebTV Networks, Inc.
305 Lytton Ave.
Palo Alto, CA 94301

     REGISTRATION STATEMENT ON FORM S-4
     ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 filed by you and Microsoft Corporation with the Securities and Exchange Commission (the "Commission") on May 2, 1997, as amended by Amendment No. 1 thereto filed with the Commission on or about June 2, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of your Class A Common Shares (the "Shares") to be issued in the recapitalization of WNI in cancellation of outstanding WNI Common Shares, as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken in connection with the sale and issuance of the Shares and are familiar with the proceedings proposed to be taken by you and Microsoft Corporation in connection with the sale and issuance of the Shares under the Registration Statement.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to this Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus/Proxy Statement constituting a part thereof, and in any amendment thereto.

                                       Very truly yours,

                                       /s/ Venture Law Group

                                       VENTURE LAW GROUP